Exhibit 99.2

Peabody Energy Corporation (the “Company”) has provided projected EBITDAR and net cash flow excluding restructuring costs and borrowings in its business plan. EBITDAR and net cash flow excluding restructuring costs and borrowings are defined below. These financial measures are not intended to serve as alternatives to GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

It is not possible for management to identify the amount or significance of its restructuring costs, interest expense, and depreciation, depletion and amortization, which are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company cannot reconcile without unreasonable effort projected EBITDAR and net cash flow excluding restructuring costs and borrowings to their most directly comparable GAAP measures.

Reconciliations of the historic EBITDAR and net cash flow excluding restructuring costs and borrowings measures to their most directly comparable GAAP measures are set forth below.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Year Ended
(Dollars in millions)	Dec. 31,
2015
EBITDAR (1)	$894.9
Depreciation, depletion and amortization	572.2
Asset retirement obligation expenses	45.5
Asset impairment	1,277.8
Change in deferred tax asset valuation allowance related to equity affiliate	(1.0)
Amortization of basis difference related to equity affiliates	4.9
Interest income	(7.7)
Interest expense	533.2
Income tax benefit	(176.4)
Restructuring charges	23.5
Corporate hedging results - foreign currency and fuel	436.8

Loss from continuing operations, net of income taxes	$(1,813.9)

Net cash flow excluding restructuring & borrowings (2)	$(417.6)
Senior Secured Second Lien Notes offering	975.7
Senior Secured Second Lien Notes offering - issuance costs	(16.9)
2016 Senior Notes tender offer and redemption	(716.4)
Change in receivable from accounts receivable securitation program	138.5

Net change in cash and cash equivalents	$(36.7)

(1)	Non-GAAP financial measure EBITDAR is an internal Peabody performance measure that is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and reorganization items, net. EBITDAR is also adjusted for the discrete items, reflected in the reconciliation above, that management has excluded in analyzing operating performance and excludes all restructuring costs, including both internal and external restructuring, certain employee compensation programs tied to the Company’s emergence from Chapter 11 and prepetition hedges related to fuel costs and international currency.
(2)	Non-GAAP financial measure net cash flow excluding restructuring and borrowings is an internal Peabody performance measure that is defined as net change in cash and cash equivalents before adding net proceeds from certain borrowings, net borrowings, repayments, and interest and other charges associated with the Company’s Debtor-in-Possession Credit Agreement, changes in receivables from accounts receivable securitization program and certain restructuring charges.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.